Exhibit 10.3
Charles L. Wallace
Vice President
Franchise Affairs
Division of
The Coca-Cola Company
January 27, 1989
Coca-Cola Bottling Co. Consolidated
Tallan Building, Suite 901
Chattanooga, Tennessee 37402
Attention: Reid M. Henson
Gentlemen:
To provide Coca-Cola Bottling Co. Consolidated (“Consolidated”)1 assurances of The Coca-Cola Company’s good faith and reasonableness in exercising its rights under new bottler contracts (together, the “Contracts”), to be executed simultaneously with and in reliance upon this Agreement, and in recognition of the fact that Consolidated is executing the Contracts simultaneously with, and in reliance upon, this Agreement, The Coca-Cola Company (the “Company”) agrees that:
1.	The Company will continue to exercise good faith and fair dealing in its relationship with Consolidated under the Contracts. In this regard, the Company acknowledges that the exercise of its rights under the Contracts will require consideration, as appropriate to each particular situation, of such criteria as: (i) the performance of Consolidated as bottlers relative to that of other comparable Coca-Cola bottlers who are parties to similar contracts; (ii) the nature of the competition and the identity of and resources of the major competitors within the respective Territories of Consolidated, as well as the competitive activity in those Territories; (iii) the price trends of the Concentrate or Syrup sold by the Company to Consolidated relative to other competitive factors and market conditions in the Territories, including Consolidated’s prices to retailers for Beverages; (iv) such other criteria as shall in the reasonable opinion of the Company be relevant and material to the exercise by the Company of its rights under the Contracts; provided, however, that it is understood that while these criteria are to be considered in the exercise of good faith and

[1]	Except with respect to paragraph 6 below, for purposes of this Agreement, the term “Consolidated” shall include Consolidated Coca-Cola Bottling Co. Inc. and its direct and indirect controlled subsidiaries existing at any time during the term of this Agreement which are engaged in the production or sale of beverages pursuant to Contracts with the Company.

Coca-Cola Bottling Co. Consolidated

January 27, 1989
fair dealing, the Company’s exercise of its rights under the Contracts shall not be limited or mandated by any one or more of such criteria by themselves, and that the Company is free to exercise its rights in accordance with its reasonable business judgment in view of all relevant factors, including the Company’s situation, so long as such exercise is consistent with good faith and fair dealing.

2.	The Company intends to offer to Consolidated marketing support and also intends to exercise its rights under the Contracts, in a manner which is consistent with, and no more burdensome than, as to any other comparable bottler which is a party to similar contracts. In assessing the performance of Consolidated under the Contracts, the Company intends to use fair and reasonable criteria which will include the performance of bottlers of similar size, who are parties to similar contracts and who operate under similar conditions. However, with respect to this paragraph, since the Company’s relationships with its bottlers are significantly affected by conditions in each bottler’s territory, such as each bottler’s performance and competitive marketing conditions, the Company cannot make a binding contractual commitment to treat any particular bottler in the same, or equivalent, fashion as any other bottler.

3.	The Company agrees that in the event the Company enters into a written amendment to similar contracts (including any amendment to such contracts with respect to the home market) between the Company and any other bottler of Beverages in a territory in the United States (other than an agreement relating to transfer such as that described in paragraph 6 below), the Company will offer such amendment in its entirety to Consolidated on the same terms and conditions as exist in the written amendment between the Company and such other bottler. The parties agree that a written amendment to such similar contracts or the Home Market Amendment shall be deemed to exist only in the event that the Company and another bottler expressly amend in writing a material, substantive term or condition of those contracts or the Home Market Amendment; and no such written amendment shall be deemed to exist by virtue of any action, inaction or course of dealing undertaken by the Company with respect to marketing, planning, quality control or other matters which are contemplated by the terms and conditions of those Contracts and the Home Market Amendment as in existence on the date of this letter.

4.	The attached form of Home Market Amendment shall be immediately executed by both parties, thereby amending the Contracts.

5.	The Company agrees that with respect to Concentrates or Syrups sold to Consolidated with respect to territories in the U.S. under the Contracts and the Home Market Amendment, the prices of such Concentrates or Syrups established and revised by the Company from time to time under the Contracts shall not be greater than the prices established and revised by the Company from time to time under similar contractual provisions of sale of the same Concentrates or Syrups to any other bottler with respect to territories in the U.S. which is a party to both similar contracts and the Home Market Amendment, including those which are majority-owned by Coca-Cola Enterprises; provided, however, that it is understood that this provision shall not prohibit minor or

Coca-Cola Bottling Co. Consolidated

January 27, 1989
localized pricing differences which do not have a material impact on Consolidated, pricing differences which exist for less than thirty days, or pricing differences which address the needs of particular bottlers to meet specific situations.

For purposes of this letter, the “prices” of Syrups or Concentrates sold to bottlers shall mean only the list prices established and revised by the Company pursuant to paragraph 14(a) (or similar provisions) of the contracts between the Company and the bottlers which are parties to such contracts, without regard to marketing or other expenditures, or nonfinancial support by the Company to, or on behalf of, such bottlers.

6.	As applied solely to Coca-Cola Bottling Co. Consolidated, the Company hereby waives the right under paragraph 26 of the Contract between Coca-Cola Bottling Co. Consolidated and the Company that would otherwise exist upon the occurrence of the event of default defined in subparagraph 26(a)(iii) of such Contract.

Except as expressly set forth in this paragraph 6 as applied solely to Coca-Cola Bottling Co. Consolidated, the Company expressly reserves and does not waive any and all rights of the Company under the Contract.

7.	The provisions in the Contracts to the effect that the Contracts encompass all agreements between the parties and supersede all prior agreements shall not have any effect on the validity and continuance of the provisions of this Agreement, which shall have the same term as the Contracts.

8.	As used herein, “similar contracts” shall mean contracts which contain substantially the same terms and are in substantially the same form as the Contracts.

9.	The Contracts are not intended to apply to sales of fountain or post-mix syrup or to Consolidated’s marketing of such syrup.

10.	This Agreement shall be binding upon the successors, if any, of the Company or Consolidated.

11.	Company and Consolidated agree that the contents of this Agreement are confidential and that neither party may discuss or disclose any of the provisions herein without the express written permission of the other party.
Please indicate your agreement with the foregoing by executing two copies of this Agreement.
Very truly yours,

THE COCA-COLA COMPANY

By:	/s/ Charles L. Wallace

	Title:	Vice President

Coca-Cola Bottling Co. Consolidated

January 27, 1989
ACCEPTED AND AGREED TO:

Coca-Cola Bottling Co. Consolidated,
on behalf of itself and its direct and
indirect controlled subsidiaries

By:	/s/ James L. Moore

	Title:	President

FORM OF HOME MARKET AMENDMENT
Master Bottle Contract
THIS HOME MARKET AMENDMENT (“Home Market Amendment”) is made and entered into by and between The Coca-Cola Company (“Company”), through its Coca-Cola USA Division, and

(“Bottler”);
Company and Bottler are presently parties to the MASTER BOTTLE CONTRACT effective as of _______________________ (the “Master Bottle Contract”). This Home Market Amendment provides for the sale of the Beverages in syrup form for use and consumption in the “Home Market” (as such term is hereinafter defined).
NOW, THEREFORE, for and in consideration of the mutual benefits and promises from one to the other, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows, all of which shall constitute an amendment to the Master Bottle Contract.
1. Definitions. As used in this Home Market Amendment, (i) capitalized terms which are defined in the Master Bottle Contract shall have the meanings ascribed to them in the Master Bottle Contract, and (ii) the following terms shall have the indicated meanings:
1.1. Home Market Syrup. “Home Market Syrup” shall mean any kind of syrup for any Beverage that is sold or distributed in syrup form by any person for use and consumption in the Home Market.
1.2. Home Market. “Home Market” shall mean with respect to the Territory (i) residences, i.e., the places where people reside such as single family dwellings, condominiums, apartment houses and cooperative housing complexes, and (ii) the nonpublic areas within residences specifically excluding any restaurants, cafeterias, similar food service outlets and any other retail outlets located therein.
1.3. Total Bottler Syrup Gallons. “Total Bottler Syrup Gallons” shall mean, with respect to any time period, the total number of gallons of Home Market Syrup and Syrup (including equivalent gallons of beverage base and concentrate) to produce Beverages for distribution and sale in Authorized Containers purchased by the Bottler for its own account.
1.4. Unauthorized Home Market Syrup. “Unauthorized Home Market Syrup” shall mean Home Market Syrup which is sold in the Territory by any person other than through Bottler or any entity affiliated with Bottler.
1.5. Fountain Home Delivery Syrup. “Fountain Home Delivery Syrup” shall mean equivalent gallons of syrup for any Beverage which has been used by anyone other than through Bottler or an entity affiliated with Bottler to produce a finished Beverage which was sold and delivered to the Home Market in the Territory by the vendor of such Beverage.

1.6. Weighted Average Fountain Concentrate Price, “Weighted Average Fountain Concentrate Price” shall mean a price calculated in the following manner:
(a)	With respect to each Beverage, multiply (A) the number of gallons of fountain syrup (and equivalent gallons of concentrate and beverage base to produce fountain syrup) sold by the Company during such calendar quarter by (B) the lowest fountain concentrate price published by the Company for fountain wholesalers effective during such quarter (net of all discounts, allowances, fees and other generally available adjustments, except volume discounts);

(b)	Add together all of the arithmetic products of the foregoing computations;

(c)	Divide the foregoing sum by the total number of gallons of fountain syrup (and equivalent gallons of concentrate and beverage base to produce fountain syrup) for all Beverages sold by the Company during such quarter.
1.7. Independent First Line Master Bottler. “Independent First Line Master Bottler” shall mean any business entity having contracts with the Company substantially similar to the Master Bottle Contract and this Home Market Amendment covering a geographic territory within the United States of America, if a majority of the voting securities of such business entity is not owned directly or indirectly by the Company,
2. General Statement of Relationship; Home Market Syrup. Home Market Syrup for each of the Beverages listed on Schedule A to the Master Bottle Contract (as Schedule A may be modified from time to time under the Master Bottle Contract) shall be deemed to be a Beverage and a Syrup covered by all of the terms and conditions of the Master Bottle Contract; and Bottler shall have the sole, exclusive and perpetual right and license in Bottler’s Territory to supply the Home Market with Home Market Syrup, subject to all of the provisions of the Master Bottle Contract.
No other party shall be authorized by Company to sell and deliver any beverage marketed under the Coca-Cola or Coke trademarks with or without modification produced in any form that may hereafter be developed into the Home Market in the Territory unless Company shall have first offered such authorization to Bottler on terms and conditions which are equivalent in every material respect to those which may be offered to such other party. For purposes of this Paragraph, beverages shall include syrups, concentrates, beverage bases and other materials used to produce beverages but shall not include finished beverages purchased at retail from fountain accounts. The terms and conditions offered to Bottler may be different from or additional to but not inconsistent with the terms and conditions of the Master Bottle Contract. Bottler shall have 75 days after receipt of Company’s proposal to accept the authorizations included therein by giving Company notice of such acceptance. If Bottler does not give Company timely notice of Bottler’s acceptance of such authorizations and the terms and conditions thereof, then Company shall have the right to authorize others to sell and deliver such beverages in such new form in the Territory on the same terms as offered to Bottler.

2.4. Reservation of Rights. This Home Market Amendment defines the rights and obligations of the parties only with respect to the matters specifically set forth herein. This Home Market Amendment shall not by implication amend or change any rights or obligations of the parties under the Master Bottle Contract. Except as expressly amended by this Home Market Amendment, the Master Bottle Contract defines the rights and obligations of the parties with respect to the manufacture, packaging and distribution of the Beverages under the Trademarks in Authorized Containers for sale in the Territory, and said Master Bottle Contract shall remain in full force and effect in accordance with its terms.
3. Covenants. The Company and Bottler shall cooperate with each other in carrying out the covenants contained in this Paragraph 3. Nothing contained in Paragraph 4 of the Master Bottle Contract shall be deemed to be inconsistent with the specific provisions of this Paragraph 3.
3.1. Unauthorized Bottling. The Company shall take all actions which are commercially reasonable and legally permissible to prohibit the manufacture and sale of any beverage marketed under the Coca-Cola or Coke trademarks with or without modification in Authorized Containers in the Territory by anyone other than through Bottler, except to the extent that such manufacture and sale may in the future be permitted under any of the provisions of Article VIII of the Master Bottle Contract.
3.2. Sales of Home Market Syrup. The Company shall take all actions which are commercially reasonable and legally permissible to prohibit the sale of Home Market Syrup in the Territory by anyone other than through Bottler and any entity affiliated with Bottler, except to the extent that such sale may in the future be permitted under the Master Bottle Contract and this Home Market Amendment.
3.3. Unauthorized Fountain Sales. Bottler shall take all actions commercially reasonable and legally permissible to prohibit the distribution and sale of any Syrup purchased hereunder to fountain wholesalers or to fountain accounts.
3.4. Home Delivery. Company will not actively encourage and promote home delivery of fountain products; provided, however, that nothing herein shall restrict Company from taking appropriate action if Company reasonably determines that such activity is necessary because of activity by its competitors, or in order to service its customers.
4. Royalty Payments.
4.1. General Provision. If a commercially significant amount of Unauthorized Home Market Syrup plus Fountain Home Delivery Syrup is sold in the Territory, Company shall pay Bottler a royalty amount determined under this Paragraph 4.
4.2. Commercially Significant Amount; Royalty Rate. The parties agree that a “Commercially Significant Amount” of Unauthorized Home Market Syrup plus Fountain Home Delivery Syrup is being sold in the Territory (such combined amount being referred to herein as “Total Royalty Gallons”) if such Total Royalty Gallons exceed 3% of the Total Bottler Syrup Gallons. If in any calendar quarter, the Total Royalty Gallons exceed 3% of the Total Bottler Syrup Gallons, the Company shall make the royalty payments provided for in this Paragraph 4 to Bottler. Subject to the further provisions of this Paragraph 4, the amount of such royalty (the “Royalty Amount”) shall be 40% of the Weighted Average Fountain Concentrate Price with respect to each Total Royalty Gallon that is reasonably estimated, as provided below, to have been sold in the Territory during the preceding calendar quarter.
4.3. Determination of Total Royalty Gallons. The determination of Total Royalty Gallons shall be made in accordance with the methodology (“Royalty Study”) set forth in Attachment A hereto. Bottler shall have the. right to demand that a Royalty Study be performed with “respect to any calendar quarter for which Bottler contends that a Commercially Significant Amount of Total Royalty Gallons was sold in the Territory. Bottler’s demand must be made, if at all, by delivering written notice to the Company within 15 days after the close of the calendar quarter. If the Royalty Study determines that a Commercially Significant Amount of Total Royalty Gallons was sold in the Territory during the calendar quarter, the Company shall owe Bottler the Royalty Amount based upon the Total Royalty Gallons determined pursuant to the Royalty Study. The same Royalty Amount shall continue to be paid quarterly by the Company for each calendar quarter following a Royalty Study that determines that a Commercially Significant Amount of Total Royalty Gallons has been sold in the Territory, unless and until a subsequent Royalty Study determines a different amount of Total Royalty Gallons has been sold in the Territory in any quarter. The Company’s obligation to continue to pay the Royalty Amount shall cease when and if a subsequent Royalty Study determines that less than a Commercially Significant Amount of Total Royalty Gallons has been sold in the Territory in any quarter. The Company shall have the right to demand that a Royalty Study be performed with respect to any calendar quarter for which the Company would otherwise be obligated to pay a Royalty Amount pursuant to a Royalty Study performed in a prior quarter. The following rules shall apply to the performance of any Royalty Study and to the payment of any Royalty Amount:
(a)	Only one Royalty Study shall be performed with respect to any quarter;

(b)	The person that performs the Royalty Study shall be mutually agreeable to the Bottler and the Company;

(c)	The costs and expenses incurred with respect to a Royalty Study (including the fees of the person performing the study) shall be paid by the Company if the Royalty Study determines that a Commercially Significant Amount of Total Royalty Gallons was sold in the Territory during the quarter In question, but such costs and expenses shall be paid by the Bottler for any Royalty Study that determines that the Total Royalty Gallons were less than a Commercially Significant Amount.

(d)	The Company shall pay the Royalty Amount, if any, due with respect to any calendar quarter not later than 15 days after the completion of a Royalty Study that establishes the Total Royalty Gallons upon which the Royalty Amount is based, or if no Royalty Study has been demanded for the quarter In question, not later than 30 days after the end of that quarter. The Company’s payment of any Royalty Amount that may become due shall be accompanied by a certificate executed by the Chief Financial Officer of Coca-Cola USA certifying that the Royalty Amount has been computed in accordance with the Royalty Study and this Paragraph 4; and

(e)	The Company shall never owe any Royalty Amount unless Total Royalty Gallons exceed a Commercially Significant Amount. For any quarter in which Total Royalty Gallons exceed a Commercially Significant Amount, the Company shall pay Royalty Amount based upon the entire amount of Total Royalty Gallons.
4.4. Exceptions to Royalty Payments. The Company shall not be obligated to make any payments of the Royalty Amount if:
(a)	Bottler shall cease being the exclusive seller of Home Market Syrup in the Territory, or

(b)	The exclusivity granted to Bottler pursuant to this Home Market Amendment is finally determined not to be legally enforceable.
4.5. National Maximum Royalty. In no event shall the Company be obligated to make royalty payments to all Independent First Line Master Bottlers with respect to gallons of syrup in excess of 5% of the Total Bottler Syrup Gallons purchased by all such Independent First Line Master Bottlers for their own account. If such payment maximum is reached, (i) the Company shall continue to make royalty payments based on the number of Total Royalty Gallons, not to exceed 5% of Total Bottler Syrup Gallons purchased by all Independent First Line Master Bottlers in each quarter, such payments being allocated among Independent First Line Master Bottlers in proportion to the respective amounts of Total Royalty Gallons sold in their territories during the most recent quarter for so long as the number of Total Royalty Gallons exceeds such 5% maximum, and (ii) the Company and Bottler shall negotiate in good faith concerning a new agreement on this subject based upon the then existing facts and conditions. In the event that the Independent First Line Master Bottlers who purchased for their own account eighty percent (80%) or more of all Total Bottler Syrup Gallons purchased for their own account by all Independent First Line Master Bottlers agree with the Company to amend the provisions of this Paragraph 4 to reflect a new arrangement based upon the then existing facts and conditions, then Bottler hereby agrees to include such amendment in this Home Market Amendment. The Total Bottler Syrup Gallons purchased by such Independent First Line Master Bottlers shall be determined based on the most recently-ended calendar year prior to the date such amendment was first offered to bottlers.
4.6. Exclusive Remedy. The royalty payments to be made pursuant to this Paragraph 4 shall be Bottler’s sole and exclusive remedy for any breach of the provisions of Paragraphs 3.2 and 3.4 of this Home Market Amendment by the Company.
5. Packages.
5.1.	Authorized Containers for Home Market Syrup. The Company will, from time to time, in its discretion, approve containers of certain types, sizes, shapes and other distinguishing characteristics for the packaging of Home Market Syrup. Such containers approved by the Company for Home Market Syrup will be separately identified on the list of Authorized Containers provided by the Company to the Bottler under Paragraph 2 of the Master Bottle Contract and shall be deemed to be Authorized Containers under the Master Bottler Contract, except that Bottler shall be authorized to fill such containers only with Home Market Syrup.

6.	Performance: Home Market Syrup.

6.1. Standard. The Bottler shall be free to determine how to supply the demand for soft drink beverages in its territory, including the demand created by making Home Market Syrup available, so long as the obligations of the Bottler relating to the marketing of the Beverages, financial capacity and planning are satisfied in accordance with Article VI of the Master Bottle Contract.
6.1.1.	Bottler also agrees to cooperate in good faith with the Company in programs designed to service the needs of customers whose operations are located in more than one bottler territory. The intent of this provision is to ensure reasonable levels of program consistency while recognizing Bottler’s right to set prices and terms to its customers.
6.1.2.	Bottler shall invest in plant and equipment, and keep such plant and equipment in a condition to meet satisfactorily the demand for Home Market Syrup in the Territory, and shall increase such investment as the demand for Home Market Syrup may require, all in accordance with the obligations of the Bottler under Article IV of the Master Bottle Contract.
7. No Third Party Beneficiary. No person, firm or other entity shall be a third party beneficiary of this Home Market Amendment.
8. Effectiveness. This Home Market Amendment will become effective upon execution by Bottler and the Company.
IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Home Market Amendment on this 29th day of October 1999.

THE COCA-COLA COMPANY Coca-Cola USA Division
By:
Title:

Bottler
By:
Title:

ATTACHMENT A
Royalty Study
Methodology
1.	A representative panel of no less than 300 households and no more than 500 households that purchase soft drinks for use at home will be selected within the Territory.

2.	Data collected from these households will include:
-	Soft drink brands purchased

-	Soft drink package sizes purchased

-	Soft drink package types purchased

-	Locations of soft drink purchases including home delivery of fountain products

-	Quantity of soft drinks purchased

-	Demographics
3.	At least six weeks will be necessary for study completion. This consists of approximately two weeks to assemble the panel, two weeks for data collection, one week for tabulation and one week for analysis.

4.	Households will record the sources from which soft drinks enter the home and the amount of volume purchased from each source. This will provide a measure of total soft drink purchases for use at home. Package and source of purchase data will be used to quantify the components of syrup volume identifiable as: (i) Unauthorized Home Market Syrup and Fountain Home Delivery Syrup (the combined amount being “Total Royalty Gallons”); and (ii) Total Bottler Syrup Gallons as defined in Paragraph 1.3.

5.	To conclude that Total Royalty Gallons is greater than three percent (3%) of Total Bottler Syrup Gallons, the data must demonstrate that Total Royalty Gallons exceeds three percent (3%) of Total Bottler Syrup Gallons at the .95 level of statistical significance.

6.	The Royalty Study will be conducted by an independent market research firm that is agreeable to the Bottler and the Company. The Company shall propose a market research firm to conduct the Royalty Study, subject to the approval of the Bottler.